Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Improved First Quarter

Operating Results

MINNEAPOLIS—May 11, 2010—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the first quarter ended April 3, 2010.

Highlights for the first quarter include:

•                  Generated operating income of $0.4 million fueled by strong ApplianceSmart retail revenues in Minnesota and Ohio due in part to state-administered ENERGY STAR® appliance rebate programs implemented through federal stimulus funding.

•                  Achieved significant improvement in net income attributable to controlling interest, improving net income by $2.1 million from a loss of $2.0 million in the first quarter of 2009 to a profit of $0.1 million in the first quarter of 2010.

•                  Increased comparable ApplianceSmart retail revenues by 5.9% for the first quarter.

•                  Grew revenues from appliance recycling fees by 15.6% over the first quarter of 2009.

•                  Completed a private placement of 915,000 shares of common stock at $2.00 per share.

•                  Commenced its joint venture, ARCA Advanced Processing, LLC, in February.

•                  Signed four new multi-year recycling contracts servicing utilities in New York, Maryland, Washington, North Carolina and South Carolina.

•                  Renewed two major recycling contracts in California for a three-year period.

First Quarter Financial Overview

Total revenues for the first quarter of 2010 increased 4.2% to $27.3 million from $26.2 million in the first quarter of 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the entire first quarters of 2010 and 2009 increased 5.9%, while total retail revenues increased 1.2% to $21.2 million from $20.9 million during the same period of 2009. The increase in comparable store revenues was due primarily to stronger sales in Minnesota and Ohio, partially as a result of the state-administered ENERGY STAR® appliance rebate programs that began in those states in March.

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Recycling revenues, which include appliance recycling fees and low-income appliance replacement program revenues, decreased 5.9% to $4.3 million in the first quarter of 2010 compared to revenues of $4.6 million in the same period of 2009. While appliance recycling fees increased 15.6% to $3.2 million for the first quarter of 2010 compared to $2.8 million in the first quarter of 2009, replacement program revenues decreased $0.7 million, primarily as the result of lower volumes for a California utility customer’s replacement program. Even though the California utility sponsoring the replacement program reduced its marketing outreach to potential participants in the first quarter of 2010, resulting in an overall decrease in customer enrollment and corresponding revenues, the program generated $1.1 million in revenues for the Company in the first quarter of 2010. Byproduct revenues increased 173.0% to $1.8 million in the first quarter of 2010 compared to revenues of $0.7 million in the first quarter of 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices compared to the first quarter of 2009 and the inclusion of revenues from ARCA Advanced Processing, LLC.

Overall gross profit as a percentage of total revenues increased to 29.5% for the first quarter of 2010 compared to 24.2% for the first quarter of 2009. The increase was due primarily to higher retail sales volumes, better pricing from manufacturers and improved operational efficiencies. Gross profit for the retail segment was 28.1% in the first quarter of 2010 compared to 23.8% in the same quarter of 2009. The year-over-year increase was related primarily to higher retail sales volumes and better pricing from manufacturers. Gross profit for the recycling segment was 34.5% for the first quarter of 2010 compared to 25.8% for the same quarter of 2009, primarily as a result of improved operational efficiencies and the economic model related to some of the new recycling contracts.

Selling expenses decreased $0.4 million to $5.2 million or 19.0% of total revenues in the first quarter of 2010 compared to $5.6 million or 21.3% of total revenues for the first quarter of 2009. The decrease in selling expenses was due primarily to lower retail store operating costs. General and administrative expenses of $2.4 or 9.0% of total revenues in the first quarter of 2010 were consistent with the first quarter of 2009.

ARCA reported first quarter 2010 operating income of $0.4 million compared to an operating loss of $1.7 million during the same period of 2009. The Company reported net income attributable to controlling interest of $0.1 million or $0.02 per diluted share for the first quarter of 2010 compared to a

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net loss attributable to controlling interest of $2.0 million or $0.43 per diluted share for the same period of the previous year.

New Recycling Contracts

During the first quarter, the Company was awarded four multi-year contracts to provide refrigerator and freezer recycling services for the following utilities and their customers:

1.               Progress Energy to provide services in North and South Carolina beginning in April 2010.

2.               National Grid to support Long Island Power Authority’s program in New York from March 2010 through December 2013.

3.               Southern Maryland Electrical Cooperative to provide services beginning in January 2010 and continuing through December 2011.

4.               Puget Sound Energy in Washington beginning early in the second quarter of 2010 and running through December 2011.

In addition to these new recycling contracts, ARCA commenced recycling operations during the first quarter to serve electric customers of Xcel Energy and Great River Energy in Minnesota.

Private Placement of Common Stock

The Company recently completed a private placement of 915,000 shares of its common stock at $2.00 per share, closing on the sale of the shares by April 3, 2010 with cash received on April 2 and April 7, 2010. The issuance of the shares brings the Company’s shares outstanding to approximately 5,493,000. The net proceeds to the Company of approximately $1.8 million will be used to support the joint venture formed to establish and operate a regional processing center in Philadelphia.

New Joint Venture

On October 21, 2009, ARCA entered into an appliance sales and recycling agreement with General Electric Company acting through its GE Consumer & Industrial business (GE). Under the agreement, GE will sell all of its recyclable appliances generated in the northeastern United States to the Company, which will collect, process and recycle the appliances. The agreement requires that ARCA will only recycle, and will not sell for re-use or resale, the recyclable appliances purchased from GE. The term of the agreement is for six years from the first date of appliance collection, which was March 31, 2010.

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To support the agreement with GE, ARCA entered into a joint venture agreement with 4301 Operations, LLC to establish and operate a regional processing center (RPC) in Philadelphia. 4301 Operations, which contributed its existing business to the joint venture, has substantial experience in the recycling of major household appliances. Through the joint venture agreement, the parties formed a new entity known as ARCA Advanced Processing, LLC (AAP), with each party a 50% owner. If additional RPCs to support GE’s program are required, AAP will establish the next two RPCs and will have a right of first refusal to establish subsequent RPCs. AAP began operations in February 2010.  The Company has consolidated the results of AAP in its financial statements.

Edward R. (Jack) Cameron, ARCA’s President and Chief Executive Officer, commented: “We are encouraged by the positive operating results we saw in the first quarter, which traditionally has been adversely affected by seasonality in the industry. While we cannot minimize the positive impact of the state-administered ENERGY STAR® appliance rebate programs on our retail segment, better pricing structures from the major manufacturers and the effects of our ongoing cost-containment measures also contributed to our improved retail performance during the first quarter.

“Utility support of appliance recycling programs remains strong, as evidenced by the four new contracts we signed in the first quarter. With our new regional processing center in Philadelphia, we are well positioned to serve customers in the Northeast, and operations for two of our new contracts will be handled out of that facility. Additionally, we are entering the months during which utility programs generally have the greatest advertising and participation levels, which we anticipate will boost our recycling revenues in the second and third quarters.”

FOR MORE INFORMATION, CONTACT:

Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for 150 utility programs in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as

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ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of May 2010, ApplianceSmart was operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	April 3, 2010	April 4, 2009
Revenues:
Retail	$21,185	$20,940
Recycling	4,291	4,562
Byproduct	1,791	656
Total revenues	27,267	26,158

Costs of revenues	19,231	19,829
Gross profit	8,036	6,329
Selling, general and administrative expenses	7,642	8,011
Operating income (loss)	394	(1,682)

Other income (expense):
Interest expense, net	(266)	(319)
Other income, net	26	24
Income (loss) before income taxes and noncontrolling interest	154	(1,977)
Provision for (benefit of) income taxes	74	(15)
Net income (loss)	80	(1,962)
Plus: net loss attributable to noncontrolling interest	22	—
Net income (loss) attributable to controlling interest	$102	$(1,962)

Income (loss) per share:
Basic	$0.02	$(0.43)
Diluted	$0.02	$(0.43)

Weighted average number of shares outstanding:
Basic	4,588	4,578
Diluted	4,779	4,578

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	April 3,	January 2,
	2010	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,410	$2,799
Accounts receivable, net of allowance of $41 and $41, respectively	3,746	4,252
Inventories, net of reserves of $489 and $519, respectively	13,609	16,785
Other current assets	1,237	532
Deferred income taxes	677	677
Total current assets	23,679	25,045
Property and equipment, net	7,544	4,139
Restricted cash	701	700
Other assets	1,691	1,566
Total assets	$33,615	$31,450

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,420	$3,364
Checks issued in excess of cash in bank	—	410
Accrued expenses	5,677	4,401
Line of credit	7,977	12,419
Current maturities of long-term obligations	872	544
Income taxes payable	6	188
Total current liabilities	18,952	21,326

Long-term obligations, less current maturities	2,640	1,963
Deferred gain, net of current portion	1,705	1,827
Deferred income tax liabilities	692	691
Total liabilities	23,989	25,807

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares and 4,578 shares, respectively	19,121	17,278
Accumulated deficit	(11,165)	(11,267)
Accumulated other comprehensive loss	(308)	(368)
Total shareholders’ equity	7,648	5,643
Noncontrolling interest	1,978	—
Total equity	9,626	5,643
Total liabilities and shareholders’ equity	$33,615	$31,450

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